Exhibit (d-18)
AMENDMENT TO
SUB-ADVISORY AGREEMENT
Pacific Capital Funds
          THIS AMENDMENT TO SUB-ADVISORY AGREEMENT is made as of January 1, 2008 among Pacific Capital Funds, a Massachusetts business trust (the “Trust”), the Asset Management Group of Bank of Hawaii (the “Adviser”), and Mellon Capital Management Corporation (“MCM”).
          WHEREAS, the Trust, the Adviser and Mellon Equity Associates, LLP (“MEA”) entered into a Sub-Advisory Agreement dated as of June 26, 2007 (the “Sub-Advisory Agreement”) with respect to a portion of the Pacific Capital Small Cap Fund series of the Trust (the “Fund”), pursuant to which MEA agreed to provide services as a sub-adviser with respect to the Fund; and
          WHEREAS, on December 31, 2007, MEA merged into MCM; and
          WHEREAS, Section 14 of the Sub-Advisory Agreement provides that the obligations of MEA will bind and inure to the benefit of its successors without further action; and
          WHEREAS, MEA has provided the Trust with a legal opinion that such merger did not result in the “assignment” of the Sub-Advisory Agreement as defined by the Investment Company Act of 1940, as amended (the “1940 Act”) and therefore does not result in the automatic termination of the Sub-Advisory Agreement pursuant to the 1940 Act; and
          WHEREAS, the parties wish to amend the Sub-Advisory Agreement to reflect the substitution of MCM as a party thereto in place of MEA;
          NOW, THEREFORE, for good and valuable consideration, the parties agree that the Sub-Advisory Agreement is amended as follows, effective as of the date first set forth above:
          1. Succession by Merger. Effective as of the date hereof, MCM shall serve as Sub-Adviser to the Fund pursuant to the Sub-Advisory Agreement, and all references in the Sub-Advisory Agreement to the Sub-Adviser shall be deemed references to MCM.
          2. No Other Changes. Except as modified hereby, all provisions of the Sub-Advisory Agreement shall remain in full force and effect.

Exhibit (d-18)
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first set forth above.

ASSET MANAGEMENT GROUP OF BANK OF HAWAII		MELLON CAPITAL MANAGEMENT CORPORATION

By:	/s/ Toby Martin	By:	/s/ Earl G. Kleckner

Name:	Toby Martin	Name:	Earl G. Kleckner

Title:	Sr. Executive Vice President	Title:	Managing Director

PACIFIC	CAPITAL FUNDS

By:	/s/ Robert I. Crowell

Name:	Robert I. Crowell

Title:	President